Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 mintz.com

June 13, 2019

SELLAS Life Sciences Group, Inc.

15 West 38th St., 10th Floor

New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-231723) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of (i) up to 54,761,905 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 54,761,905 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 54,761,905 shares of Common Stock if exercised for cash or up to 164,285,715 shares of Common Stock if exercised cashlessly (the “Common Warrants”; together with Pre-Funded Warrants, the “Warrants”), and (iv) up to 219,047,620 shares of Common Stock issuable upon exercise of the Warrants Collectively (the “Warrant Shares”; together with the Shares and the Warrants, the “Securities”).

In connection with this opinion, we have (i) examined and relied upon: (A) the Registration Statement and Prospectus, (B) the form of Warrant to be filed as an exhibit to the Registration Statement, (C) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (D) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the Securities to be sold to the underwriters by the Company will be sold at a price and on terms established by the Board of Directors of the Company or a duly constituted pricing committee thereof in accordance with Section 153 of the Delaware General Corporation Law. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on signed documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof (except we have not made such assumption with respect to the Company).

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO P.C.

Boston       London       Los Angeles       New York       San Diego       San Francisco      Washington

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.